Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS DEALERSHIP NETWORK CONSOLIDATION

SAN ANTONIO, April 6, 2016 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced the implementation of a plan for consolidation of its Navistar Division dealership network that is intended to allow the Company to significantly reduce expenses while still providing efficient service to its customers in the affected areas of operation. The plan includes closing Rush Truck Centers in the following locations on May 1, 2016: Kankakee, Decatur, Ottawa, Mount Vernon and Grayslake, Illinois; Ontario, Oregon; Findlay, Ohio; and Statesville, North Carolina. Rush Truck Centers formerly located in Brazil, Indiana; and Helper, Utah, were closed in the first quarter of 2016. Additionally, as a result of acquisitions, the Company currently has two locations in each of Augusta and Tifton, Georgia, which will be consolidated into one location in Augusta and one location in Tifton on June 1, 2016. The Company also consolidated its Peterbilt location in Alice, Texas, into its newly constructed Corpus Christi, Texas, location in the first quarter of 2016. In total, the Company expects to close 13 Rush Truck Centers in the first half of 2016.

“It’s never easy to make the decision to close a Rush Truck Center,” stated W.M. "Rusty" Rush, Chairman, Chief Executive Officer and President of Rush Enterprises. “However, as we acquired dealership groups across the country in recent years, we acquired a number of small dealerships located in close proximity to one another. Many of these dealerships have been in existence for a long time, but with changes in technology and, in certain cases, the local markets, there is no longer an economic justification for the affected dealerships to operate in such close proximity to our other dealerships,” explained Rush. “Unfortunately, there are a lot of great employees who have worked hard for this Company at each of the affected Rush Truck Centers. We are hopeful that many of these employees will accept positions at nearby Rush Truck Centers,” Rush continued.

“The 13 Rush Truck Centers we intend to close contributed approximately $55 million in revenue in 2015,” stated Rush. “We expect that we will be able to retain approximately 55% of the revenue from these locations through consolidation into other nearby locations. However, we anticipate that the closures will result in annual expense reductions of approximately $11.0 million. Importantly, we believe these expense reductions will be achieved without any significant reduction in our ability to service customers in our areas of responsibility,” Rush concluded.

The facility consolidations are expected to result in a restructuring charge estimated at approximately $4.0 million to $6.0 million. A significant majority of the charge will be taken in the first quarter of 2016, with the remainder expected to occur in the second quarter of 2016. The charge is expected to consist of approximately $400,000 in severance and related benefits, plus $3.6 million to $5.6 million in facility exit costs, including impairment charges to certain fixed assets and the value of the real estate underlying the locations that will be classified as held-for-sale. Approximately $750,000 of the severance and related benefits and facility exit costs are cash costs, a significant majority of which are expected to be paid during fiscal year 2016.

In addition, the Company plans to classify certain excess real estate as held-for-sale, which will result in impairment charges of $4.9 million in the first quarter of 2016. “Over the years, we have accumulated some excess real estate as a result of acquisitions and our construction of new dealerships. We plan to sell this real estate, none of which is encumbered with debt, over the next 12 months and deploy the proceeds in a manner that creates long-term value for our shareholders,” explained Rush.

“Consolidation of our dealership network is an important part of our plan to reduce expenses in 2016. As always, we remain committed to meeting the needs of our customers, and I commend our employees for maintaining excellent customer service while reducing costs across the organization,” concluded Rush.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in the United States. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs — from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, CNG fuel systems, vehicle telematics products, chrome accessories, and tires. For more information, please visit www.rushenterprises.com.

Certain statements contained herein, including those concerning dealerships the Company expects to close and the anticipated financial consequences of the dealership closures are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.